Exhibit 99.1

Contact: Joanne Freiberger
Vice President and Treasurer
813-739-1808
investorrelations@masonite.com

MASONITE INTERNATIONAL CORPORATION REPORTS
2014 THIRD QUARTER AND YEAR TO DATE RESULTS

(Tampa, FL, November 5, 2014) - Masonite International Corporation ("Masonite") (NYSE: DOOR) today announced results for the three and nine months ended September 28, 2014.

Executive Summary

•
Net sales increased $43.0 million or 9.9% to $476.1 million in the third quarter of 2014 compared with the third quarter of 2013 primarily due to increases of 6.6% in unit volumes and 4.4% in average unit price, which were partially offset by a 0.6% foreign exchange headwind.

•
Net income (loss) attributable to Masonite decreased $13.6 million to $(10.0) million, or $(0.34) per diluted share, in the third quarter of 2014 from $3.6 million, or $0.12 per diluted share, in the third quarter of 2013.

•
Adjusted EBITDA[1] increased $7.2 million or 25.4% to $35.6 million in the third quarter of 2014 from the third quarter of 2013. Excluding a $3.0 million charge related to quality and inventory obsolescence issues taken in the Europe, Asia and Latin America segment, Adjusted EBITDA would have increased $10.2 million or 35.9% to $38.6 million in the third quarter of 2014.

“Higher unit volumes, an increase in average unit price and tight cost control all contributed meaningfully to our strong third quarter results,” said Fred Lynch, President and CEO. “We are encouraged by the improving construction industry fundamentals and believe our focus on automation, product line leadership, electronic enablement, sales and marketing excellence and portfolio optimization positions us well for the future.”

1 See "Non-GAAP Financial Measure and Related Information" for definition and reconciliation to net income (loss) attributable to Masonite.

Third Quarter 2014 Discussion
Net sales increased 9.9% to $476.1 million in the three months ended September 28, 2014, from $433.1 million in the comparable period of 2013. Excluding the unfavorable impact of foreign exchange, net sales would have increased by 10.5% to $478.6 million. The increase was primarily due to $28.7 million of higher unit volumes and a $19.0 million improvement in average unit price. These increases were partially offset by $2.5 million of negative foreign exchange impact and a $2.2 million decrease in net sales of other products.

Total company gross profit increased to $66.2 million in the three months ended September 28, 2014, from $59.0 million in the three months ended September 29, 2013. Gross profit margin increased 30 basis points to 13.9% of net sales in the third quarter of 2014, from 13.6% of net sales in the third quarter of 2013, primarily due to price increases at North American residential customers, partly offset by a 50 basis point charge related to quality and inventory obsolescence issues in the Europe, Asia and Latin America segment.

Selling, general and administrative expenses (SG&A) as a percentage of net sales decreased 60 basis points in the third quarter of 2014 to 11.3%, from 11.9% in the third quarter of 2013. SG&A expenses increased $2.5 million to $53.9 million in the third quarter of 2014, from $51.4 million in the third quarter of 2013, driven by $2.4 million of additional SG&A incurred in connection with the Company's Door-Stop operations which were acquired during the first quarter of 2014 and an additional $3.1 million in losses on disposals of property, plant and equipment in the third quarter of 2014 compared to the same period in 2013. These increases were partially offset by $1.9 million of personnel cost reductions, $0.8 million of business interruption insurance proceeds related to the explosion at the Estcourt Mill in South Africa and other decreases of $0.3 million.

Net income (loss) attributable to Masonite decreased $13.6 million to $(10.0) million, or $(0.34) per diluted share, in the third quarter of 2014 from $3.6 million, or $0.12 per diluted share, in the third quarter of 2013. Net income (loss) attributable to Masonite was impacted by an increase of $8.6 million of restructuring charges primarily related to the Israel Stay of Proceedings and a $3.0 million charge related to quality and inventory obsolescence issues in the Europe, Asia and Latin America segment.

Adjusted EBITDA increased 25.4% to $35.6 million for the three months ended September 28, 2014, from $28.4 million in the comparable period of 2013. Excluding a $3.0 million charge related to quality and inventory obsolescence issues taken in the Europe, Asia and Latin America segment, Adjusted EBITDA would have increased $10.2 million or 35.9% to $38.6 million in the third quarter of 2014.

On June 6, 2014, an explosion occurred in the power plant of our Estcourt Mill in South Africa which significantly impacted third quarter results. Despite a $0.8 million interim partial business interruption insurance payment being recorded in the third quarter, Adjusted EBITDA results in the Africa Segment were negative $2.6 million versus positive $1.8 million a year ago. As of September 28, 2014 the mill was running at approximately 80% of pre-incident levels with the balance expected to be restored during the fourth quarter of 2014. Masonite Africa Limited is insured against property loss and business interruption.

On August 20, 2014, the Board of Directors of Masonite Israel Ltd., one of our wholly-owned subsidiaries, decided to voluntarily seek a Stay of Proceedings from the Israeli courts. Consistent with that action, results from the Israel business were de-consolidated beginning August 21, 2014. As of September 28, 2014, pending the ultimate resolution of the Stay of Proceedings, we do not anticipate any material future charges related to Israel. Restructuring costs of $9.7 million were included in net income in the third quarter.

Year to Date 2014 Discussion
Net sales increased 6.0% to $1,388.8 million in the nine months ended September 28, 2014, from $1,310.7 million in the comparable period of 2013. Excluding the unfavorable impact of foreign exchange, net sales would have increased by 6.8% to $1,400.2 million. The increase was primarily due to a $68.2 million improvement in average unit prices and a $25.1 million increase in unit volumes. These increases were partially offset by $11.4 million of negative foreign exchange impact and a $3.8 million decrease in net sales of other products.

Total company gross profit increased to $197.8 million in the nine months ended September 28, 2014, from $174.0 million in the nine months ended September 29, 2013. Gross profit margin increased 90 basis points to 14.2% of net sales in the nine months ended September 28, 2014, from 13.3% of net sales in the nine months ended September 29, 2013, primarily due to price increases at North American residential customers.

Selling, general and administrative expenses increased $15.7 million to $170.1 million, from $154.4 million in the nine months ended September 29, 2013. The increase was partially driven by a $4.5 million benefit in the first quarter of 2013 related to a business interruption insurance claim associated with the company's Marshfield acquisition subsequent to acquisition and $5.7 million of SG&A incurred in connection with the company's Door-Stop operations during the nine month period ended September 28, 2014. Also contributing to the increase were an additional $2.4 million in losses on disposals of property, plant and equipment, an additional $1.6 million of share based compensation expense, $1.7 million in professional fees, $1.0 million of bad debt expense and other increases of $0.1 million. These increases were partially offset by $0.8 million of business interruption insurance proceeds related to the explosion at the Estcourt Mill in South Africa. Overall selling, general and administrative expenses as a percentage of net sales increased 50 basis points in the nine months ended September 28, 2014 to 12.3%, from 11.8% in 2013.

Net income (loss) attributable to Masonite decreased $17.6 million to $(21.0) million, or $(0.70) per diluted share, in the nine months ended September 28, 2014, from $(3.4) million, or $(0.12) per diluted share, in the nine months ended September 29, 2013. Net income (loss) attributable to Masonite was impacted by an increase of $6.7 million of restructuring charges and a $3.0 million charge related to quality and inventory obsolescence issues in the Europe, Asia and Latin America segment.

Adjusted EBITDA increased 12.8% to $99.4 million for the nine months ended September 28, 2014, from $88.1 million in the comparable period of 2013. Excluding a $3.0 million charge related to quality and inventory obsolescence issues taken in the Europe, Asia and Latin America segment, Adjusted EBITDA would have increased $14.3 million or 16.2% to $102.4 million for the nine months ended September 28, 2014.

Masonite Earnings Conference Call
The Company will hold a live conference call and webcast on November 6, 2014. Access to the live audio webcast beginning at 10:00 a.m. ET can be obtained on the Masonite website under Investors > Events & Presentations. The webcast can be accessed at: Q3'14 Webcast. The earnings presentation relating to the call and webcast will also be available on the Masonite website in the same location.

Telephone access to the live call will be available at 877-407-3980 (in the U.S.) or by dialing 201-689-8475 (outside U.S.).

A telephone replay will be available approximately one hour following completion of the call through November 20, 2014. To access the replay, please dial 877-660-6853 (in the U.S.) or 201-612-7415 (outside U.S.). Enter Conference ID #13593160.

About Masonite
Masonite International Corporation is a leading global designer and manufacturer of interior and exterior doors for the residential new construction; the residential repair, renovation and remodeling; and the non-residential building construction markets. Since 1925, Masonite has provided its customers with innovative products and superior service at compelling values. Masonite currently serves more than 7,000 customers in over 80 countries. Additional information about Masonite can be found at www.masonite.com.

Forward-looking Statements
This press release contains forward-looking information and other forward-looking statements within the meaning of applicable Canadian and/or U.S. securities laws, including our discussion of improvements in the housing market and related markets and the effects of our pricing and other strategies, and the expected impact of the explosion at our Estcourt Mill in South Africa. When used in this press release, such forward-looking statements may be identified by the use of such words as “may,” might, “could,” “will,” would,” “should,” “expect,” “believes,” “outlook,” “predict,” “forecast,” “objective,” “remain,” “anticipate,” “estimate,” “potential,” “continue,” “plan,” “project,” “targeting,” or the negative of these terms or other similar terminology.

Forward-looking statements involve significant known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Masonite, or industry results, to be materially different from any future plans, goals, targets, objectives, results, performance or achievements expressed or implied by such forward-looking statements. As a result, such forward-looking statements should not be read as guarantees of future performance or results, should not be unduly relied upon, and will not necessarily be accurate indications of whether or not such results will be achieved. Factors that could cause actual results to differ materially from the results discussed in the forward-looking statements include, but are not limited to, general economic, market and business conditions; levels of residential new construction, residential repair, renovation and remodeling and non-residential building construction activity; competition; our ability to successfully implement our business strategy; our ability to manage our operations including integrating our recent acquisitions and companies or assets we acquire in the future; our ability to generate sufficient cash flows to fund our capital expenditure requirements and to meet our debt service obligations, including our obligations under our senior notes and our senior secured asset-backed credit facility; labor relations (i.e., disruptions, strikes or work stoppages), labor costs, and availability of labor; increases in the costs of raw materials or any shortage in supplies; our ability to keep pace with technological developments; the actions by, and the continued success of, certain key customers; our ability to maintain relationships with certain customers; new contractual commitments; our ability to generate the benefits of our restructuring activities; retention of key management personnel; environmental and other government regulations; limitations on operating our business as a result of covenant restrictions under our existing and future indebtedness, including our senior notes and senior secured asset-based credit facility; and other factors publicly disclosed by the company from time to time.

Non-GAAP Financial Measure and Related Information
Adjusted EBITDA is a measure used by management to measure operating performance. Adjusted EBITDA is defined as net income (loss) attributable to Masonite plus depreciation, amortization, restructuring costs, loss (gain) on sale of property, plant and equipment, impairment, registration and listing fees, interest expense, net, other expense (income), net, income tax expense (benefit), loss (income) from discontinued operations, net of tax, net income attributable to non-controlling interest and share based compensation expense. Adjusted EBITDA is not a measure of financial condition or profitability under GAAP, and should not be considered as an alternative to (i) net income (loss) or net income (loss) attributable to Masonite determined in accordance with GAAP or (ii) operating cash flow determined in accordance with GAAP. Additionally, Adjusted EBITDA is not intended to be a measure of free cash flow for management's discretionary use, as it does not include certain cash requirements such as interest payments, tax payments and debt service requirements. We believe that the inclusion of Adjusted EBITDA in this press release is appropriate to provide additional information to investors about our operating performance. Not all companies use identical calculations, and as a result, this presentation of Adjusted EBITDA may not be comparable to other similarly titled measures of other companies. Moreover, Adjusted EBITDA as presented for financial reporting purposes herein, although similar, is not the same as similar terms in the applicable covenants in our ABL Facility or our senior notes. Adjusted EBITDA, as calculated under our ABL Facility or senior notes would also include, among other things, additional add-backs for amounts related to: cost savings projected by us in good faith to be realized as a result of actions taken or expected to be taken prior to or during the relevant period; fees and expenses in connection with certain plant closures and layoffs; and the amount of any restructuring charges, integration costs or other business optimization expenses or reserve deducted in the relevant period in computing consolidated net income, including any one-time costs incurred in connection with acquisitions. The table below sets forth a reconciliation of Adjusted EBITDA to net income (loss) attributable to Masonite for the periods indicated.

MASONITE INTERNATIONAL CORPORATION
SALES RECONCILIATION AND ADJUSTED EBITDA BY REPORTABLE SEGMENT
(In millions of U.S. dollars)
(Unaudited)

	North America	Europe, Asia and Latin America	Africa	Total	% Change
Third quarter 2013 net sales	$333.1	$81.9	$18.1	$433.1
Volume*	28.4	7.8	(7.5)	28.7	6.6%
Average unit price	14.1	2.6	2.4	19.0	4.4%
Other	(1.8)	(0.4)	—	(2.2)	(0.5)%
Foreign exchange	(3.7)	2.0	(0.9)	(2.5)	(0.6)%
Third quarter 2014 net sales	$370.1	$93.9	$12.1	$476.1	9.9%
Year over year growth, net sales	11.1%	14.7%	(33.1)%

Third quarter 2013 Adjusted EBITDA	$25.1	$1.5	$1.8	$28.4
Third quarter 2014 Adjusted EBITDA	$36.3	$1.9	$(2.6)	$35.6	25.4%
Third quarter 2014 pro forma Adjusted EBITDA	$36.3	$4.9	$(2.6)	$38.6	35.8%
Year over year growth, Adjusted EBITDA	44.7%	28.2%	(243.7)%
Year over year growth, pro forma Adjusted EBITDA	44.7%	230.3%	(243.7)%

	North America	Europe, Asia and Latin America	Africa	Total	% Change
Year to date 2013 net sales	$999.1	$258.2	$53.3	$1,310.7
Volume*	32.7	13.0	(20.6)	25.1	1.9%
Average unit price	45.7	10.7	11.9	68.2	5.2%
Other	(4.7)	0.9	—	(3.8)	(0.3)%
Foreign exchange	(15.6)	9.3	(5.1)	(11.4)	(0.9)%
Year to date 2014 net sales	$1,057.2	$292.1	$39.5	$1,388.8	6.0%
Year over year growth, net sales	5.8%	13.1%	(25.9)%

Year to date 2013 Adjusted EBITDA	$73.7	$10.4	$4.0	$88.1
Year to date 2014 Adjusted EBITDA	$92.0	$10.0	$(2.6)	$99.4	12.8%
Year to date 2014 pro forma Adjusted EBITDA	$92.0	$13.0	$(2.6)	$102.4	16.2%
Year over year growth, Adjusted EBITDA	24.9%	(4.2)%	(165.4)%
Year over year growth, pro forma Adjusted EBITDA	24.9%	24.6%	(165.4)%

(*) Includes the incremental impact of 2014 acquisitions.

MASONITE INTERNATIONAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands of U.S. dollars, except per share amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 28, 2014	September 29, 2013	September 28, 2014	September 29, 2013
Net sales	$476,124	$433,051	$1,388,760	$1,310,668
Cost of goods sold	409,894	374,082	1,190,937	1,136,629
Gross profit	66,230	58,969	197,823	174,039
Gross profit as a % of net sales	13.9%	13.6%	14.2%	13.3%

Selling, general and administration expenses	53,855	51,386	170,149	154,378
Selling, general and administration expenses as a % of net sales	11.3%	11.9%	12.3%	11.8%

Restructuring costs	9,913	1,265	11,194	4,467
Operating income (loss)	2,462	6,318	16,480	15,194
Interest expense (income), net	10,447	8,330	31,034	24,788
Other expense (income), net	(404)	(255)	1,083	(776)
Income (loss) from continuing operations before income tax expense (benefit)	(7,581)	(1,757)	(15,637)	(8,818)
Income tax expense (benefit)	2,004	(6,272)	3,402	(7,716)
Income (loss) from continuing operations	(9,585)	4,515	(19,039)	(1,102)

Income (loss) from discontinued operations, net of tax	(124)	(62)	(436)	(196)
Net income (loss)	(9,709)	4,453	(19,475)	(1,298)

Less: net income (loss) attributable to non-controlling interest	258	838	1,498	2,123
Net income (loss) attributable to Masonite	$(9,967)	$3,615	$(20,973)	$(3,421)

Earnings (loss) per common share attributable to Masonite:
Basic	$(0.34)	$0.13	$(0.70)	$(0.12)
Diluted	$(0.34)	$0.12	$(0.70)	$(0.12)

Earnings (loss) per common share from continuing operations attributable to Masonite:
Basic	$(0.34)	$0.13	$(0.69)	$(0.11)
Diluted	$(0.34)	$0.12	$(0.69)	$(0.11)

Shares used in computing basic earnings per share	29,731,769	28,021,671	29,350,936	27,957,817
Effect of dilutive securities:
Incremental shares issuable under share compensation plans	—	1,873,361	—	—
Shares used in computing diluted earnings per share	29,731,769	29,895,032	29,477,880	28,081,966

MASONITE INTERNATIONAL CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands of U.S. dollars, except share amounts)
(Unaudited)

ASSETS	September 28, 2014	December 29, 2013
Current assets:
Cash and cash equivalents	$202,754	$100,873
Restricted cash	13,294	13,831
Accounts receivable, net	265,228	243,823
Inventories, net	234,300	218,348
Prepaid expenses	20,610	22,371
Assets held for sale	—	3,408
Income taxes receivable	3,663	3,250
Current deferred income taxes	19,691	17,840
Total current assets	759,540	623,744
Property, plant and equipment, net	598,679	630,279
Investment in equity investees	8,325	7,483
Goodwill	98,276	78,404
Intangible assets, net	215,062	203,714
Long-term deferred income taxes	18,116	23,363
Other assets, net	25,217	24,158
Total assets	$1,723,215	$1,591,145

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$114,195	$98,936
Accrued expenses	154,817	128,924
Income taxes payable	662	732
Total current liabilities	269,674	228,592
Long-term debt	512,393	377,861
Long-term deferred income taxes	111,489	108,924
Other liabilities	44,108	50,206
Total liabilities	937,664	765,583

Equity:
Share capital: unlimited shares authorized, no par value, 29,827,751 and 29,085,021 shares issued and outstanding as of September 28, 2014, and December 29, 2013, respectively.	655,150	646,196
Additional paid-in capital	227,479	230,306
Accumulated deficit	(81,150)	(60,177)
Accumulated other comprehensive income (loss)	(44,080)	(19,601)
Total equity attributable to Masonite	757,399	796,724
Equity attributable to non-controlling interests	28,152	28,838
Total equity	785,551	825,562
Total liabilities and equity	$1,723,215	$1,591,145

MASONITE INTERNATIONAL CORPORATION
RECONCILIATION OF NON-GAAP FINANCIAL MEASURE
TO GAAP FINANCIAL MEASURE
(In thousands of U.S. dollars)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 28, 2014	September 29, 2013	September 28, 2014	September 29, 2013
Pro forma Adjusted EBITDA	$38,597	$28,432	$102,365	$88,070
Quality and inventory obsolescence issues in Europe, Asia and Latin America	3,000	—	3,000	—
Adjusted EBITDA	35,597	28,432	99,365	88,070
Less (plus):
Depreciation	15,842	15,505	45,824	47,682
Amortization	4,889	4,277	16,173	12,883
Share based compensation expense	2,255	1,841	7,335	5,752
Loss (gain) on disposal of property, plant and equipment	236	(2,772)	2,359	(1,810)
Impairment	—	—	—	1,904
Registration and listing fees	—	1,998	—	1,998
Restructuring costs	9,913	1,265	11,194	4,467
Interest expense (income), net	10,447	8,330	31,034	24,788
Other expense (income), net	(404)	(255)	1,083	(776)
Income tax expense (benefit)	2,004	(6,272)	3,402	(7,716)
Loss (income) from discontinued operations, net of tax	124	62	436	196
Net income (loss) attributable to non-controlling interest	258	838	1,498	2,123
Net income (loss) attributable to Masonite	$(9,967)	$3,615	$(20,973)	$(3,421)